Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Zynerba Pharmaceuticals, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s common stock, $0.001 par value per share (“Common Stock”) is registered under Section 12(b) of the Exchange Act. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our sixth amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation,  Bylaws and the applicable provisions of Delaware General Corporation Law (“DGCL”), for additional information.

References to “Zynerba,” “we,” “our” and the “Company” herein are, unless the context otherwise indicates, only to Zynerba Pharmaceuticals, Inc. and not to any of its subsidiaries.

Common Stock

Authorized Capital Stock. Our authorized capital stock consists of 210,000,000 shares, 200,000,000 of which are designated as Common Stock and 10,000,000 of which are designated as preferred stock with a par value of $0.001 (the “Preferred Stock”). Shares of our Common Stock have the following rights, preferences and privileges:

Voting Rights. Each share of our Common Stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy. Certain matters identified in our charter and our bylaws, including amending certain provisions of our charter, such as the provisions relating to preferred stock, stockholder action, bylaw amendment, director removal and director liability, require the approval of 66 2/3% of our issued and outstanding Common Stock. Our directors shall be elected by a plurality of votes cast. All other questions shall be decided by a majority of votes cast.

Dividends.  Our board of directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our charter and to those limitations prescribed by law. However, we have never paid cash dividends on our Common Stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

No Preemptive or Similar Rights. Holders of our Common Stock have no preemptive rights and have no other rights to subscribe for additional securities under Delaware law. Nor does our Common Stock have any conversion rights or rights of redemption (or, if any such rights have been granted in relation to our Common Stock, any such rights have been waived).

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company, LLC.

Listing.  Our Common Stock is listed on the Nasdaq Global Market under the symbol “ZYNE.”

Preferred Stock

Our Board has the authority, subject to limitations prescribed by Delaware law and without further action by our stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and other rights and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of our Common Stock.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our charter and bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless prior to the date of the transaction the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of 10% or more of our assets. In general, an “interested stockholder” is any entity or person beneficially owning (currently or within the prior three years) 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Undesignated Preferred Stock

Our board of directors may issue up to 10 million shares of Preferred Stock, with any rights, preferences and privileges as it may designate.

Board Size and Vacancies

All vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if the number of directors then in office constitutes less than a quorum and the authorized number of directors may be changed only by the resolution of our board of directors.

Elimination of Stockholder Action by Written Consent

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and our bylaws specify requirements as to the form and content of a stockholder’s notice.

Special Stockholder Meetings

Our bylaws provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons requested by a majority of the board of directors to call such meetings.

Choice of Forum

Our bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum in which we and our directors may be sued by our stockholders. This provision does not apply to any claims arising under the Securities Act or the Exchange Act, or any claim in which exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Although our bylaws contain the exclusive forum described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Charter Provisions

Our certificate of incorporation and bylaws can only be amended to remove or revise the anti-takeover measures discussed above upon consent of 66 2/3% of the outstanding capital stock.